Exhibit 99.(d)(xix)

Form

Elk Topco LLC

C/O Walkers Corporate (Bermuda) Limited

Park Place, 55 Par-la-Ville Road

Hamilton, HM11, Bermuda

July 2, 2025

[NAME]

[ADDRESS]

Re: Rollover and Support Agreement ([NAME])

To whom it may concern:

This rollover and support agreement, dated as of the date first written above (as amended, restated, modified or supplemented from time to time, and together with all schedules, annexes and exhibits hereto, this “Agreement”) is being entered into by and among Elk Topco, LLC, a Bermuda limited liability company (“Topco”), Elk Coinvest, L.P., a Bermuda limited partnership (“Elk Coinvest”), Elk Evergreen Investments, LLC, a Delaware limited liability company, Elk Cypress Investments, LLC, a Delaware limited liability company, and the Person identified on the signature pages hereto under the heading “Rollover Investor” (the “Rollover Investor”). This Agreement relates to the Agreement and Plan of Merger, dated as of July 29, 2024 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Elk Merger Sub Limited, an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of Parent (“Parent Merger Sub”), Enstar Group Limited, an exempted company limited by shares existing under the laws of Bermuda (the “Company”), Deer Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of the Company (“New Company Holdco”) and Deer Merger Sub Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of New Company Holdco (“Company Merger Sub”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, (i) Company Merger Sub will be merged with and into the Company, with the Company being the surviving company as a wholly owned subsidiary of New Company Holdco, (b) New Company Holdco will be merged with and into the Company, with the Company being the surviving company, and (c) Parent Merger Sub will be merged with and into the Company, with the Company being the surviving company as a wholly owned Subsidiary of Parent (such mergers, collectively, the “Mergers”). Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement.

In consideration of the mutual covenants and conditions as hereinafter set forth, each of the parties hereto hereby agree as follows:

1.             Rollover Contribution.

(a)            Certain Definitions. As used in this Agreement the following terms have the following meanings:

(i)                “Coinvest Units” means the limited partnership interests in Elk Coinvest designated as “CIV Member Units”.

(ii)               “Ordinary Share” means a voting ordinary share, par value $1.00 per share, of the Company.

(iii)             “Rollover Documents” means, collectively, (A) this Agreement, (B) the amended and restated limited partnership agreement of Elk Coinvest (C) the Accredited Investor Questionnaire attached hereto as Exhibit A (an “Accredited Investor Questionnaire”), (D) if applicable, the Consent of Spouse attached hereto as Exhibit B (the “Consent of Spouse”), and (E) any other document that may be entered into pursuant to this Agreement.

(iv)              “Rollover Shares” means an aggregate number of Ordinary Shares held by the Rollover Investor as of immediately prior to the Rollover Closing that have a total value equal to the Value; provided that the number of Rollover Shares shall be rounded down to the nearest whole number. Such number of Rollover Shares is set forth on Exhibit C.

(v)                “Value” means the value set forth on Exhibit C, calculated (A) with respect to each Rollover Share, based on the price per Ordinary Share payable as Total Cash Consideration under the Merger Agreement and (B) with respect to each Topco Interest, based on the same price per Topco Interest paid by the Equity Investors.

(b)           Rollover Contribution.

(i)                 Subject to, and conditioned only upon, the satisfaction or waiver of the conditions set forth in Section 1(d), and without any further action on behalf of the Rollover Investor, the Rollover Investor agrees to transfer, contribute and deliver to Topco the Rollover Shares (as such shares may be first converted in the First Merger and in the Second Merger in accordance with the Merger Agreement) (the “Rollover”) in exchange for the issuance (whether directly or indirectly) by Topco to the Rollover Investor of a number of participating non-voting interests of Topco set forth on Exhibit C (each, a “Topco Interest”), having an aggregate Value equal to the aggregate Value of the Rollover Shares (subject to rounding down the number of Rollover Shares to the nearest whole number in accordance with the definition thereof and the corresponding adjustment to Value) in accordance with this Agreement, the Merger Agreement and applicable Law. In accordance with Section 2.7(b) of the Merger Agreement, each Ordinary Share held by the Rollover Investor immediately prior to the First Merger shall, by virtue of the First Merger, be converted into the right to receive, per Ordinary Share, a New Ordinary Share of the First Surviving Company, and in accordance with Section 2.8(b) of the Merger Agreement, each such New Ordinary Share shall, by virtue of the Second Merger, be converted into the right to receive, per New Ordinary Share, one Ordinary Share of the Second Surviving Company. The Rollover shall occur, with respect to the Ordinary Shares of the Second Surviving Company held by the Rollover Investor, conditioned upon the Third Closing and as of immediately prior to the Third Effective Time (the “Rollover Closing”). Topco and the Rollover Investor agree to report the Rollover in a manner consistent with such allocation for U.S. federal, state and local income tax purposes.

(ii)               Immediately upon receiving the Topco Interest, without any further action on behalf of the Rollover Investor, the Rollover Investor agrees to transfer, contribute and deliver the Topco Interest to Elk Coinvest in exchange for the issuance by Elk Coinvest to the Rollover Investor of a number of Coinvest Units equal to the number of participating non-voting interests of Topco comprising the Topco Interest.

(c)            No Certificates. The Rollover Investor acknowledges and agrees that it is not entitled to any certificate representing the issued Topco Interests or the Coinvest Units, unless and to the extent Topco or Elk Coinvest determines to issue certificates in its sole discretion.

(d)           Conditions.

(i)                The obligations of Topco, Elk Coinvest and the Rollover Investor to consummate the transactions contemplated by Section 1(b) are subject to (A) the satisfaction or waiver by the applicable parties to the Merger Agreement on or prior to the Rollover Closing of all of the conditions to each Closing set forth in Article IX of the Merger Agreement (other than those conditions which by their terms or nature are to be satisfied at such Closing (or following Rollover Closing and prior to such Closing) all of which have been acknowledged to be satisfied immediately following the Rollover Closing) and (B) each party to the Merger Agreement being ready, willing and able to consummate each of the Merger immediately following the Rollover Closing.

(ii)               The obligations of Topco and Elk Coinvest to consummate the transactions contemplated by Section 1(b) are subject to (A) the representations and warranties set forth on Annex A being true and correct (x) as of the date hereof and (y) as of the Rollover Closing and (B) receipt by Topco from the Rollover Investor of complete copies of (x) the Accredited Investor Questionnaire, duly executed by the Rollover Investor, (y) if applicable, the Consent of Spouse, duly executed by the Rollover Investor’s spouse, and (z) the amended and restated limited partnership agreement of Elk Coinvest, duly executed by the Rollover Investor.

(iii)              The obligations of the Rollover Investor to consummate the transactions contemplated by Section 1(b) are subject to the representations and warranties set forth on Annex B being true and correct (x) as of the date hereof and (y) as of the Rollover Closing.

(e)            Other Matters. The Rollover Investor agrees that (i) the Rollover Shares will be contributed to Topco and/or exchanged for Topco Interests, free and clear of all Liens, and (ii) the TopCo Interests will be contributed to Elk Coinvest and/or exchanged for Coinvest Units, free and clear of all Liens.

2.              Transfer Restrictions; Agreement to Vote Shares.

(a)            Except as otherwise expressly provided by and in accordance with Section 11(b), the Rollover Investor agrees not to directly or indirectly transfer, encumber, gift, pledge, convert, exercise, assign, exchange, grant an option with respect to (or otherwise enter into any derivative or hedging arrangement with respect to), or otherwise dispose (by merger, by testamentary disposition, by operation of law or otherwise) of any of such Rollover Investor’s Shares (as defined below) during the time period between the execution of this Agreement and the Rollover Closing other than pursuant to the transactions contemplated by this Agreement, without the prior written consent of Topco.

(b)            The Rollover Investor shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

(c)            The Rollover Investor hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Mergers or any other Transactions that such Rollover Investor may have by virtue of, or with respect to, any Shares.

3.              Effectiveness and Termination. This Agreement will become effective immediately upon execution and delivery by each of the parties hereto. If the Merger Agreement is terminated for any reason prior to the Closing, this Agreement will automatically terminate at such time and none of the Rollover Investor, Topco, Elk Coinvest or any of their respective Affiliates or representatives will have any liability or obligation under this Agreement.

4.             Representations and Warranties.

(a)            The Rollover Investor hereby makes the representations and warranties set forth on Annex A.

(b)            Topco and Elk Coinvest each hereby make the representations and warranties set forth on Annex B.

5.              Interests Unregistered. The Rollover Investor hereby acknowledges and represents that the Rollover Investor has been advised by Topco that:

(a)            The offer and exchange of Topco Interests and Coinvest Units pursuant to or in connection with this Agreement have not been registered under the Securities Act.

(b)            The Rollover Investor must continue to bear the economic risk of the investment in the Topco Interests and/or Coinvest Units unless the offer and sale of such Topco Interests and/or Coinvest Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available.

(c)            There is no established market for the Topco Interests and/or Coinvest Units and it is not anticipated that there will be any public market for the Topco Interests and/or Coinvest Units in the foreseeable future.

(d)            A notation shall be made in the appropriate records of Topco and Elk Coinvest indicating that the Topco Interests and/or Coinvest Units (as applicable) are subject to restrictions on transfer and, if Topco or Elk Coinvest (as applicable) should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Topco Interests and/or Coinvest Units (as applicable).

6.              Tax Matters. Unless otherwise determined by the Voting Member (as defined in the Amended and Restated Limited Liability Company Operating Agreement of Topco, dated as of the date hereof), Topco will be classified as a partnership for U.S. federal tax purposes (as well as for any analogous state or local tax purposes). Elk Coinvest will be classified as a partnership for U.S. federal tax purposes (as well as for any analogous state or local tax purposes). The parties intend that the transactions contemplated by Section 1(b) be treated for U.S. federal income tax purposes as contributions pursuant to Section 721 of the Code.

7.              Entire Agreement. This Agreement and the other instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

8.              Waiver. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.              Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party and no such assignment shall relieve the party of its obligations under this Agreement.

10.           Binding Effect; No Third Party Beneficiaries. No provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the parties hereto, except that the Company is an express third party beneficiary under Section 2(b).

11.            Amendment. Any provision of this Agreement (including the schedules, annexes and exhibits hereto) may be amended or waived prior to the Rollover Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Topco and the Rollover Investor, or in the case of a waiver, by the party against whom the waiver is to be effective.

12.            Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties acknowledge and hereby agree that, prior to any termination of this Agreement, in the event of any breach or threatened breach by a party of any of its respective obligations, covenants and agreements under this Agreement, the other party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such party and to specific performance by the other party of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations, covenants and agreements of the other party under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. Each party hereby agrees not to raise objections to the availability of the equitable remedy of specific performance or an injunction or temporary restraining order to prevent or restrain breaches or threatened breaches of this Agreement by the other party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations covenants and agreements. Each party further agrees that by seeking the remedies provided for in this Section 14, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement.

13.            Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

14.            Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party hereto in order to carry out the provisions and purposes of this Agreement.

15.            Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Rollover Closing, in furtherance of this Agreement, the Rollover Investor hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such Shares). The Rollover Investor hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

16.            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.

17.            Miscellaneous. Each of Sections 11.6 (Counterparts; Effectiveness) and 11.5 (Governing Law; Venue; Waiver of Jury Trial) of the Merger Agreement is incorporated herein by reference mutatis mutandis.

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Very truly yours,

ELK TOPCO, LLC
By:	Elk Holdings, LLC, its sole member
By:	By: Elk Insurance Holdings, LLC, its managing member

By:
Name:
Title:

ELK COINVEST, L.P.
By:	Elk Coinvest GP, LLC, its general partner

By:
Name:
Title:

[Rollover Agreement Signature Page]

Acknowledged and agreed as of the date first written above:

ROLLOVER INVESTOR

[NAME]

[Rollover Agreement Signature Page]

Acknowledged and agreed as of the date first written above:

Elk Evergreen Investments, LLC

By:
Name:
Title:

Elk Cypress Investments, LLC

By:
Name:
Title:

[Rollover Agreement Signature Page]